Exhibit 99.1

Balance Sheet as of October 3, 2018

Cash	$466.00
Patent	$534.00

Assets:	$1,000.00

Liabilities:
Current Publications	$40.00
Retained Earning	$0.00
Owner Equity	$960.00
Total Liabilities and Owner Equity	$1,000.00